Exhibit 10.4

PERCEPTRON, INC.

FIRST AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR TEAM MEMBERS

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is made effective as of _________, 20__ (the “Grant Date”), between Perceptron, Inc., a Michigan Corporation (hereinafter called the “Corporation”), and __________________, hereinafter referred to as the “Grantee.” Capitalized terms not otherwise defined herein shall have the same meanings as in the Perceptron, Inc. First Amended and Restated 2004 Stock Incentive Plan, as may be amended from time to time (the terms of which are hereby incorporated by reference and made a part of this Award Agreement) (the “Plan”).

1. Grant of the Restricted Stock Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Award Agreement, the Corporation hereby grants to the Grantee [INSERT NUMBER OF UNITS] restricted stock units (hereinafter called the “Restricted Stock Units”). The Restricted Stock Units shall vest and become nonforfeitable in accordance with Section 2 hereof.

2. Restriction Period. The Restricted Stock Units subject to this Award Agreement are restricted from transfer until the restrictions lapse. Subject to the Grantee’s termination of employment or services with the Corporation or a Subsidiary, as described in Section 3, below, the Restricted Stock Units subject to this Award Agreement shall vest upon the first anniversary of the Grant Date (the “Restriction Period”). Upon the lapse of the restrictions and subject to the tax withholding requirements described in Section 22 below, each vested Restricted Stock Unit shall be settled in the form of one share of the Corporation’s Common Stock Notwithstanding the provisions of this subsection, in the event of a Change in Control, the Restricted Stock Units subject to this Award Agreement shall become 100% vested and nonforfeitable and all restrictions shall lapse, subject to the tax withholding requirements described below.

3. Termination. Except as described in Section 2, if the Grantee’s employment or services are terminated for any reason, the Grantee’s right to the Restricted Stock Units under this Award Agreement that are still subject to the Restriction Period automatically shall terminate and be forfeited by the Grantee. The Committee retains the right to accelerate or waive restrictions on Restricted Stock Units covered by this Award Agreement.

4. Securities Laws. The Corporation may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement. Anything to the contrary herein notwithstanding, the granting of the Restricted Stock Units hereunder and the Corporation’s issuance of any shares of Common Stock upon vesting of such Restricted Stock Units shall be subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and applicable stock exchange requirements, as the Corporation deems necessary or advisable.

5. Transferability. This Award and the Restricted Stock Units subject to this Award, may not, at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Award Agreement and the terms of the Plan.

6. Disputes. As a condition of the granting of the Restricted Stock Units granted hereby, the Grantee and the Grantee’s successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Award Agreement shall be determined by the Committee in its sole discretion and judgment and that any such determination and any interpretation by the Committee of the terms of this Award Agreement shall be final and shall be binding and conclusive for all purposes.

7. Adjustments. In the event of any stock dividend, subdivision or combination of shares, reclassification, or similar transaction affecting the shares covered by this Award, determined by the Committee to be covered by this Section 7, a proposed dissolution or liquidation of the Corporation, a merger of the Corporation with or into another corporation where the Corporation is not the surviving corporation, but its stock is exchanged for the stock of the parent Corporation of the other party to the merger, the sale of substantially all of the assets of the Corporation, the reorganization of the Corporation or other similar transaction determined by the Committee to be covered by this Section 7, a proposed spin-off or a transfer by the Corporation of a portion of its assets resulting in the employment of the Grantee by the spin-off entity or the entity acquiring assets of the Corporation, the rights of the Grantee shall be as provided in Article 9 of the Plan and any adjustment therein provided shall be made in accordance with Article 9.

8. No Stockholder Rights Prior to Issuance of Shares. The Grantee shall have no rights of a stockholder with respect to the Restricted Stock Units granted under this Award, and the Grantee shall not be entitled to any dividend equivalents with respect to the Restricted Stock Units. Grantee’s stockholder rights arise only after the lapse of the Restriction Period when the Restricted Stock Units are settled in shares of the Corporation’s Common Stock, commencing on the date on which the stock certificate is issued (or book entry evidencing such shares has been made and such shares have been deposited with the appropriate book-entry custodian) evidencing the issuance of Common Stock pursuant to this Award Agreement.

9. No Guarantee of Employment. Nothing contained in this Award Agreement or in the Plan, nor any action taken by the Corporation or the Committee, shall confer upon the Grantee any right with respect to continuation of Grantee’s employment or other service to the Corporation or any Subsidiary, nor interfere in any way with the right of the Corporation or any Subsidiary to terminate Grantee’s employment or other service at any time, and if Grantee is an employee, the Grantee’s employment is and shall remain employment at will, except as otherwise specifically provided by law or in an employment agreement between the Grantee and the Corporation.

10. Notices. Every notice relating to this Award Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Corporation shall be delivered to the Secretary of the Corporation at the Corporation's headquarters or addressed to the Secretary of the Corporation at the Corporation's headquarters. All notices by the Corporation to the Grantee shall be delivered to the Grantee personally or addressed to the Grantee at the Grantee’s last residence address as then contained in the records of the Corporation or such other address as the Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Corporation to the Grantee at the Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

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11. Limitation on Obligations. The Corporation’s obligation with respect to the Restricted Stock Units granted hereunder is limited solely to the delivery to the Grantee of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Corporation become obligated to pay cash in respect of such obligation. This Award Agreement shall not be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation’s obligations under this Award Agreement. In addition, the Corporation shall not be liable to the Grantee for damages relating to any delays in issuing the stock certificates to the Grantee (or Grantee’s designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

12. Code Section 409A. This Award and the Restricted Stock Units granted hereunder are intended to be exempt from, or in compliance with, Code Section 409A, and this Award Agreement is to be construed accordingly.

13. Foreign Law Restrictions. Notwithstanding anything herein to the contrary, the Corporation’s obligation to deliver Common Stock pursuant to a Restricted Stock Unit granted hereunder is subject to compliance with the laws, rules and regulations of any foreign nation applying to the authorization, issuance or sale of securities, providing of compensation, transfer of currencies and other matters, as may apply to the Grantee, if a resident of such foreign nation. To the extent that the Corporation is restricted in accordance with such foreign laws from delivering shares of Common Stock to the Grantee as would otherwise be provided for in this Agreement, the Corporation shall be released from such obligation and shall not be subject to the claims of the Grantee hereunder with respect hereto.

14. Governing Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Award Agreement, shall be governed by the laws of the State of Michigan without regard to its choice of law rules.

15. Award Agreement Subject to Plan. The Award Agreement shall be subject to all terms and provisions of the Plan, to the extent applicable to the Restricted Stock Units granted hereunder. In the event of any conflict between this Award Agreement and the Plan, the terms of the Plan shall control, it being understood that variations in this Award Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan permits such variations.

16. Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Captions. The captions to the sections and subsections contained in this Award Agreement are for reference only, do not form a substantive part of this Award Agreement and shall not restrict or enlarge substantive provisions of this Award Agreement.

18. Parties in Interest. This Award Agreement shall bind and shall inure to the benefit of the parties hereto, their respective permitted successors and assigns.

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19. Complete Agreement. This Award Agreement shall constitute the entire agreement between the parties hereto and shall supersede all proposals, oral or written, and all other communications between the parties relating to the subject matter of this Award Agreement.

20. Modifications. The terms of this Award Agreement cannot be modified except in writing and signed by each of the parties hereto.

21. Severability. In the event that any one or more of the provisions of this Award Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

22. Payment of Taxes and Issuance of Certificate. Upon the lapse of the Restriction Period, the Grantee authorizes the Corporation to withhold a sufficient number of shares from the Grantee’s Award, valued at Fair Market Value on the date the Restriction Period lapses, to satisfy the Grantee’s applicable withholding obligations for income and employment taxes associated with the Award. In the alternative, the Grantee may elect to authorize the Corporation to withhold from the Grantee’s cash compensation or tender a sufficient amount of cash to the Corporation to satisfy the Grantee’s income and employment tax withholding obligations, or a combination of two or more of the aforementioned three methods. The Corporation is not authorized to withhold more than is necessary to satisfy the Grantee’s established tax withholding requirements for federal, state and local obligations in connection with this Award. Once the tax withholding requirements have been satisfied, the Corporation shall deliver a stock certificate to the Grantee evidencing the shares of Common Stock issued under the Award, adjusted, if applicable, for shares withheld to satisfy the Grantee’s tax withholding obligations. The Grantee is hereby advised to seek his or her own tax counsel regarding the taxation of the grant of Restricted Stock Units made hereunder. The Corporation and its agents have not and are not providing any tax advice to the Grantee.

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IN WITNESS WHEREOF, the Corporation has caused the Award to be granted pursuant to this Award Agreement on the Grant Date.

PERCEPTRON, INC.

By:

Name:

Title:

*************************************************************

ACKNOWLEDGEMENT

By signing below, the Grantee acknowledges and agrees that:

•	A copy of the Plan and the Plan’s Prospectus have been made available to the Grantee;

•	The Grantee has read and understands and accepts the conditions place on the Restricted Stock Units, including the tax withholding requirements; and

•	If the Grantee does not return a signed copy of this Award Agreement to the address shown below not later than 30 days after the Grant Date, the Restricted Stock Units will be forfeited and the Award Agreement will terminate and be of no further force or effect.

Perceptron, Inc.

Attention: Vice President, General Counsel & Secretary

47827 Halyard Drive

Plymouth, MI 48170

GRANTEE

Printed Name:

Date:

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